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[LETTERHEAD OF ETF ADVISORS LP]




ETF Advisors Trust
153 East 53rd Street
New York, New York 10022

                                                              September 23, 2002

Ladies and Gentlemen:

We propose to acquire shares of beneficial interest (the "Shares") of ETF Advisors Trust (the "Trust") for a total price of $[Insert Price]. We will purchase the Shares in a private offering prior to the effective date of the Form N-1A registration statement filed by the Trust under the Securities Act of 1933 and the Investment Company Act of 1940. We will purchase the Shares for investment purposes and not with the intent of redeeming or reselling. We will purchase the Shares pursuant to section 14 of the Investment Company Act of 1940 in order to provide the seed capital for the Trust prior to the commencement of the public offering of its Shares.

We consent to the filing of this Investment Letter as an exhibit to the Form N-1A registration statement of the Trust.

Sincerely,


/s/ Laurence Herman
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Name:  Laurence Herman
Title:  Director